Exhibit 99.1

          (Letterhead of Leonard W. Burningham, Esq.)


March 5, 2004




George P. Christopulos
3131 Teton Drive
Salt Lake City, Utah 84109

Jack R. Coombs
2581 East 1300 South
Salt Lake City, Utah 84108

Hugh N. Coltharp
1478 Roosevelt Avenue
Salt Lake City, Utah 84105

J. Michael Coombs, Esq.
3098 South Highland Drive, #323
Salt Lake City, Utah 84106

Edward H. Hall, Sr.
252 W. Cottage Avenue
Sandy, Utah 84070


Re: Issuance of compensatory shares of common stock of Tintic Gold Mining Company, a Utah corporation (the
     "Company"), to George P. Christopulos, Jack R. Coombs, Hugh N. Coltharp, J. Michael Coombs, Esq., and Edward H. Hall, Sr., to be registered on Form S-8 of the Securities and Exchange Commission

Gentlemen:

      I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to each of you under the Company's 2002 Stock Option/Stock Issuance Plan and the Company's 2003 Stock Option/Stock Issuance Plan, copies of which are attached hereto.

     I have prepared a brief Memorandum of the most recent amendments of the Securities and Exchange Commission to this Form S-8, and have enclosed a copy thereof for your review.

     Please review this Memorandum and if true and correct, sign the enclosed representation letter I have prepared based upon our discussions. Copies of the Company's 10-KSB Annual Report for the year ended
December 31, 2003, and all other reports filed by the Company with the Securities and Exchange Commission for the past twelve months can be accessed on the web site of the Securities and Exchange Commission at www.sec.gov in the Edgar Archives. If you do not have access to a computer and the Internet, please advise me in writing and copies will be provided to you.

     Thank you very much.


     Yours very sincerely,

     /s/ Leonard W. Burningham


LWB/sr
Enclosures
cc: Tintic Gold Mining Company